URANIUM 308 CORP.
2820 W. Charleston Blvd., Suite 22
Las Vegas, NV 89102

Symbol: URCO - OTCBB

NEWS RELEASE

COMPANY STARTS 2008 DRILLING AT JANCHIVLAN

FIRST HOLE IN SERIES WILL TEST MINERALIZED
STRUCTURE IN SOUTH BLOCK TARGET ZONE AT DEPTH

April 24, 2008

Las Vegas, Nevada USA. – Uranium 308 Corp. (OTCBB: URCO) (the "Company") is pleased to announce the start of diamond core drilling in its 2008 exploration program on the Janchivlan Project, located 70 km southeast of the Mongolian capitol of Ulaanbaatar.

The first diamond drill hole, in the South Block target zone, is planned to intersect at depth a mineralized and altered structure exposed in trench number CK3914. The hole, UDH0801, is the first in a series of holes designed to test this mineralized structure. The primary drilling contractor, Buleen Davaa Group, began drilling April 17 using a skid-mounted Longyear 44 core rig provided by Peak Drilling. Both companies are based in Ulaanbaatar.

Preparations are underway to initiate drilling, using another Peak Drilling Longyear 44, on the North Block target zone to continue to define the mineralization intercepted in the 2007 drilling program.

Temporary camp facilities have been completed and permanent facilities, including a dormitory and coreshed, are under construction. Roads are being conditioned as well. Current water supply is from a municipal well about 18 km to the northeast. A larger drilling series to commence later this spring is expected to draw on new wells now in the design stage.

The exploration team is planning the scientific investigation of six target areas on the 196.38 sq. km Janchivlan property. This is expected to include geological mapping, radiometric surveying, trenching, and sampling, with follow-up diamond core drilling of 25,000m. The 2008 exploration program’s goal is to define potential resources in the target areas. Yunnan Nuclear Industry Brigade 209 of China will be the program’s general contractor. The full drilling program is expected to have access to five drill rigs.

Uranium 308 Corp.’s technical team is also training the Mongolian geologists in Canadian National Instrument 43-101 compliant methods and procedures for handling, cutting, sampling, shipping, and ensuring the security of the core sample.

Activation Laboratories of Canada will prepare and process the samples at its facilities in Ulaanbaatar. Activation will conduct the final analysis in its labs in Ontario, Canada.

About Uranium 308 Corp.
Uranium 308 Corp. is a mineral exploration and development company engaged in the acquisition, exploration and development of large scale low-cost, high-value properties internationally. Uranium 308 Corp.’s current primary focus is uranium exploration in Mongolia. www.uranium308corp.com.

For more information, please contact: Investor Relations: 1-866-892-5232

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Uranium 308 Corp., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Uranium 308 Corp. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Uranium 308 Corp. does not undertake any obligation to update any forward looking statement, except as required under applicable law.